Registration Statement No. 333-217200
Filed pursuant to Rule 424(b)(5)

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus Supplement, subject to completion, dated December 6, 2017

PROSPECTUS SUPPLEMENT dated December     , 2017

(to prospectus dated April 27, 2017)

US$

    % Subordinated Notes due 2032

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

We are offering US$        aggregate principal amount of our     % Subordinated Notes due 2032 (Non-Viability Contingent Capital (NVCC)) (the “Notes”). Subject to any redemption prior to                 , 2032 (the “Maturity Date”), as described below, the Notes will bear interest (i) from and including                 , 2017 to, but excluding,                 , 2027 (the “Reset Date”), at a rate of     % per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum which will be     % above the 5-Year Mid-Swap Rate (as defined herein). Interest on the Notes will be payable semi-annually in arrears on                  and                 of each year (each, an “Interest Payment Date”), commencing                 , 2018. The Notes offered by this prospectus supplement will be our direct unsecured obligations constituting subordinated indebtedness for the purpose of the Bank Act (Canada) (the “Bank Act”).

Upon the occurrence of a Trigger Event (as defined herein), each outstanding Note will automatically and immediately be converted, on a full and permanent basis, without the consent of the holders thereof, into fully-paid and freely tradable common shares of the Bank (the “Common Shares”). See “Description of the Notes — NVCC Automatic Conversion.”

We may, at our option, redeem the Notes, with the prior written approval of the Superintendent of Financial Institutions Canada (the “Superintendent”), in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the registered holders of the Notes, (i) at any time within 90 days following a Regulatory Event Date (as defined herein), (ii) at any time following the occurrence of a Tax Event (as defined herein) or (iii) on the Reset Date, in each case at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. The Notes are not redeemable at the option or election of holders. See “Description of the Notes — Redemption.”

Prior to this offering, there has been no public market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion in any automated quotation system and, consequently, there is no market through which the Notes may be sold and purchasers may not be able to resell the Notes purchased under this prospectus supplement.

Investing in the Notes involves risks, including the risks described in the “Risk Factors” section on page S-10 of this prospectus supplement and those described in management’s discussion and analysis of financial condition and results of operations in our Annual Report on Form 40-F for the year ended October 31, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, dated April 27, 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes will not constitute savings accounts, deposits or other obligations that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or under the Canada Deposit Insurance Corporation Act (Canada), the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution.

	Price to Public(1)	Underwriting Commission	Proceeds, before expenses, to the Bank
Per Note	%	%	%
Total	US$	US$	US$

(1)	Plus accrued interest, if any, from , 2017, if settlement occurs after that date.

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about                 , 2017.

BMO Capital Markets	Citigroup	Goldman Sachs & Co. LLC	UBS Investment Bank

The date of this prospectus supplement is                 , 2017.

Prospectus Supplement

Prospectus

We are responsible for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to give you any other information, and take no responsibility for any other information that others may give you. We are not, and the underwriters are not, making an offer to sell any Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than the dates thereon. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to the “Bank,” “we,” “us,” “our” or similar references mean Bank of Montreal and do not include the subsidiaries of Bank of Montreal.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement describes the specific terms of the Notes. The accompanying prospectus, dated April 27, 2017 (the “accompanying prospectus”) provides you with more general information, some of which may not apply to the Notes. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We urge you to read carefully both this prospectus supplement and the accompanying prospectus, together with the information incorporated herein and in the accompanying prospectus by reference, before deciding whether to invest in any Notes.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the Notes. We are not making any representation to you regarding the legality of an investment in the Notes by you under applicable investment or similar laws.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus, the information in certain documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement or the accompanying prospectus and information incorporated by reference, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents and all documents that we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offering of the Notes under this prospectus supplement:

•	Annual Report on Form 40-F for the fiscal year ended October 31, 2017, filed on December 5, 2017; and

•	Reports on Form 6-K filed on December 5, 2017 (two filings) (Acc-nos: 0001193125-17-361626 and 0001193125-17-361738).

We may also incorporate any other Form 6-K that we submit to the SEC on or after the date hereof and prior to the termination of the offering of the Notes under this prospectus supplement if the Form 6-K filing specifically states that it is incorporated by reference into the Registration Statement of which the accompanying prospectus, as supplemented, forms a part.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents, unless they are specifically incorporated by reference into those documents. You may obtain copies of those documents by requesting them in writing or by telephoning us at the following address: Bank of Montreal, 100 King Street West, 1 First Canadian Place, 21st Floor, Toronto, Ontario, Canada, M5X 1A1, Attention: Corporate Secretary; Telephone: (416) 867-6785.

PRESENTATION OF FINANCIAL INFORMATION

We prepare our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). Additionally, we publish our consolidated financial statements in Canadian dollars. In this prospectus supplement, currency amounts are stated in Canadian dollars (“$”), unless specified otherwise. As indicated in the tables below, the Canadian dollar has fluctuated in value compared to the U.S. dollar (“US$”) over time.

The tables below sets forth the high and low daily exchange rates, the average yearly rate and the rate at period end between Canadian dollars and U.S. dollars (in U.S. dollars per Canadian dollar) for the periods listed below, as applicable. All references to exchange rates prior to January 1, 2017 are based on the “noon exchange rate” as reported by the Bank of Canada until April 28, 2017, and all references to exchange rates on or after January 1, 2017 are based on the “daily exchange rate” as reported by the Bank of Canada. On December 5, 2017, the daily exchange rate was US$0.7886 = $1.00.

Year Ended October 31	High	Low	Average Rate(1)	At Period End
2013	1.0164	0.9455	0.9777	0.9589
2014	0.9602	0.8858	0.9149	0.8869
2015	0.8900	0.7455	0.7979	0.7644
2016	0.7972	0.6854	0.7550	0.7461
2017	0.8245	0.7276	0.7645	0.7756

Most Recent Six Months	High	Low
June 2017	0.7706	0.7405
July 2017	0.8034	0.7703
August 2017	0.8012	0.7840
September 2017	0.8245	0.8013
October 2017	0.8018	0.7756
November 2017	0.7885	0.7759
December 2017 (through December 5, 2017)	0.7886	0.7856

(1)	The average of the exchange rates on the last business day of each full month during the relevant period.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the Notes, and this summary is qualified by the detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement, and the documents incorporated by reference into this prospectus supplement, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

Issuer	Bank of Montreal

Securities Offered	% Subordinated Notes due 2032 (Non-Viability Contingent Capital (NVCC)) (the “Notes”)

Aggregate Principal Amount	US$

Issue Date	, 2017 (the “Issue Date”)

Reset Date	, 2027 (the “Reset Date”)

Stated Maturity	, 2032 (the “Maturity Date”)

Interest Rate	Subject to any redemption prior to the Maturity Date, the Notes will bear interest (i) from and including the Issue Date to, but excluding, the Reset Date, at a rate of % per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum which will be % above the 5-Year Mid-Swap Rate (as defined herein). For purposes of the foregoing:

“5-Year Mid-Swap Rate” means the 5-year semi-annual mid-swap rate as displayed on the Reset Screen Page on the Reset Interest Determination Date. In the event that the 5-year semi-annual mid-swap rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5-Year Mid-Swap Rate shall be the Reset Reference Bank Rate on the Reset Interest Determination Date.

“Reset Screen Page” means Reuters screen “ICESWAP1” (or any successor page or, if a successor page is unavailable, an equivalent page of Bloomberg or any comparable provider as determined by the Bank in its sole discretion) as at 11:00 a.m. (New York time).

“Reset Interest Determination Date” means the day falling two business days prior to the Reset Date.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5-Year Mid-Swap Rate Quotation provided by five leading swap dealers in the interbank market to the paying agent as at approximately 11:00 a.m. (New York time) on the Reset Interest Determination Date. If at least three quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5-Year Mid-Swap Rate will be the quotation provided. If no quotations are provided, the 5-Year Mid-Swap Rate shall be equal to the last available 5-year semi-annual mid-swap rate on the Reset Screen Page.

“5-Year Mid-Swap Rate Quotation” means, in each case, the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on the basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on the Reset Date, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate (or such other short-term rate, if any, as shall have generally replaced the 3-month U.S. dollar LIBOR rate in the relevant market at the relevant time for purposes of such fixed-for-floating U.S. dollar interest rate swaps quotations, as determined by the Bank in its sole discretion) (calculated on the basis of the actual number of days elapsed in 360-day year).

Interest Payment Dates	Interest on the Notes will be payable semi-annually in arrears on and of each year (each, an “Interest Payment Date”), commencing , 2018.

Status and Subordination	The Notes will be our direct unsecured obligations constituting subordinated indebtedness for the purpose of the Bank Act and, if the Bank becomes insolvent or is wound-up (prior to the occurrence of a Trigger Event (as defined herein)), will rank pari passu with all other Subordinated Indebtedness (as defined herein) of the Bank from time to time outstanding, except Indebtedness (as defined herein) that by its terms is subordinated to such Subordinated Indebtedness. The Common Shares that would be issued upon the occurrence of a Trigger Event will rank on parity with all other outstanding Common Shares.

The Notes will not constitute savings accounts, deposits or other obligations that are insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution.

Redemption

We may, at our option, redeem the Notes, with the prior written approval of the Superintendent of Financial Institutions Canada (the “Superintendent”), in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the registered holders of the Notes, (i) at any time within 90 days following a Regulatory Event Date, (ii) at any time following the occurrence of a Tax Event or (iii) on the Reset Date, in each case at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. The Notes are not redeemable at the option or election of holders. Any Notes redeemed by the Bank will be cancelled and will not be re-issued. A notice of redemption shall be irrevocable, except that the occurrence of a Trigger Event prior to the date fixed for redemption shall automatically rescind such notice of redemption and, in such circumstances, no Notes shall be redeemed and no payment in respect of the Notes shall be due and payable. For the purposes of the foregoing:

“Regulatory Event Date” means the date specified in a letter or other written communication from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Tier 2 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks in Canada as interpreted by the Superintendent.

“Tax Event” means:

(i) as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the date of this prospectus supplement, and which in the written opinion to the Bank of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, “additional amounts” with respect to the Notes as described under “Description of the Notes — Payment of Additional Amounts;” or

(ii) on or after the date of this prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, additional amounts with respect to the Notes; or

(iii) the Bank has received an opinion of independent legal counsel of recognized standing experienced in such matters to the effect that, as a result of, (x) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (y) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (z) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (x), (y) or (z), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of the issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority.

Purchase for Cancellation	Subject to the prior approval of the Superintendent, the Bank may, at any time, purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Bank will be cancelled and will not be re-issued.

NVCC Automatic Conversion	Upon the occurrence of a Trigger Event, each outstanding Note will automatically and immediately be converted, on a full and permanent basis, without the consent of the holders thereof, and as of the start of business on the date on which the Trigger Event occurs, into a number of fully-paid and freely tradable Common Shares determined by dividing (a) the product of the Multiplier and the Note Value, by (b) the Conversion Price (an “NVCC Automatic Conversion”). For the purposes of the foregoing:

“Conversion Price” means, in respect of each Note, the greater of (i) the Floor Price, and (ii) the Current Market Price.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the “TSX”) or, if not then listed on the TSX, on another exchange or market chosen by the board of directors of the Bank on which the Common Shares are then traded, for the 10 consecutive trading days ending on the trading day immediately prior to the date on which the Trigger Event occurs, converted (if not denominated in U.S. dollars) into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs. If no such trading prices are available, “Current Market Price” shall be the Floor Price.

“Floor Price” means the U.S. dollar equivalent of $5.00 converted into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs, subject to adjustment in the event of (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, redivision or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares.

The adjustment shall be calculated to the nearest one-tenth of one cent provided that no adjustment of the Floor Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Floor Price then in effect; provided, however, that in such case any adjustment that would otherwise be required to be made will be carried forward and will be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, will amount to at least 1% of the Floor Price.

“Multiplier” means 1.5.

“Note Value” means, in respect of each Note, the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the date of the Trigger Event.

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12:00 noon (New York time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12:00 noon (New York time) on the immediately preceding day on which such rate can be so determined or, if such rate cannot be so determined by reference to the Relevant Page, the rate determined in such other manner as an Independent Financial Adviser (as defined herein) shall consider in good faith appropriate.

“Relevant Page” means the relevant page on Bloomberg (or such other information service provider) that displays the relevant information.

“Trigger Event” has the meaning set out in the Office of the Superintendent of Financial Institutions Canada (“OSFI”), Guideline for Capital Adequacy Requirements (CAR), Chapter 2 — Definition of Capital, effective December 2016, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

•	the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of the Notes and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

•	a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

Common Share Corporate Event	In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that holders of Notes receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Prohibited Owners	Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person (as defined herein) or any person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder (as defined herein) through the acquisition of Common Shares. See “Description of the Notes — NVCC Automatic Conversion — Right Not to Deliver Common Shares upon NVCC Automatic Conversion.”

Agreement with Respect to Principal and Interest Deemed Paid upon NVCC Automatic Conversion	By acquiring any Note, each holder or beneficial owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably consents to the principal amount of the Note and any accrued and unpaid interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Trigger Event and the resulting NVCC Automatic Conversion, which occurrence and resulting NVCC Automatic Conversion shall occur without any further action on the part of such holder or beneficial owner or the Trustee.

Events of Default	The Indenture (as defined herein) governing the Notes will provide that an Event of Default (as defined herein) in respect of the Notes will occur only if the Bank becomes insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or if the Bank goes into liquidation, passes a resolution for the winding-up, liquidation or dissolution of the Bank or otherwise acknowledges its insolvency. Neither the failure to make a payment on the Notes when due (including any interest payment) nor an NVCC Automatic Conversion will constitute an Event of Default.

U.S. Federal Income Tax Considerations	As described under “United States Federal Income Taxation,” it is more likely than not that the Notes will be treated as debt of the Bank for U.S. federal income tax purposes.

Canadian Federal Income Tax Considerations	As described under “Canadian Federal Income Tax Considerations,” no Canadian withholding tax will apply to interest, principal or premium paid or credited to a Non-resident holder by the Bank on a Note or to the proceeds received by a non-resident holder on the disposition of a Note including a redemption, payment on maturity, NVCC Automatic Conversion or purchase for cancellation.

Form and Denomination	The Notes will be issued in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust

Company. The Notes will be issued only in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof.

CUSIP / ISIN / Common Code

No Public Trading Market	We do not intend to apply for listing of the Notes on any securities exchange or for inclusion in any automated quotation system and, consequently, there is no market through which the Notes may be sold and purchasers may not be able to resell the Notes purchased under this prospectus supplement.

Trustee	Wells Fargo Bank, National Association.

Paying Agent	Wells Fargo Bank, National Association.

Conflicts of Interest	As described in “Supplemental Plan of Distribution (Conflicts of Interest),” BMO Capital Markets Corp. is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

Risk Factors	See “Risk Factors” in this prospectus supplement on page S-10 and in the accompanying prospectus beginning on page 8 for a discussion of factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and the categories of risks identified and discussed in the management’s discussion and analysis of financial condition and results of operations included in our Annual Report on Form 40-F for the fiscal year ended October 31, 2017, and in subsequent quarterly reports to shareholders that we will file on Form 6-Ks, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. You should carefully consider whether the Notes are suited to your particular circumstances. This section describes the most significant risks relating to the terms of the Notes. We urge you to read the following information about these risks, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Notes.

The Notes are loss-absorption financial instruments that involve significant risk and may not be a suitable investment for all investors.

The Notes are loss-absorption financial instruments designed to comply with applicable Canadian banking regulations and involve significant risks. Each potential investor in the Notes must determine the suitability (either alone or with the help of a financial adviser) of that investment in light of its own circumstances. In particular, each potential investor should understand thoroughly the terms of the Notes, such as the provisions governing the NVCC Automatic Conversion, including the circumstances constituting a Trigger Event. A potential investor should not invest in the Notes unless it has the knowledge and expertise (either alone or with a financial advisor) to evaluate how the Notes will perform under changing conditions, the resulting effects on the likelihood of the NVCC Automatic Conversion into Common Shares and the value of the Notes, and the impact this investment will have on the potential investor’s overall investment portfolio. Prior to making an investment decision, potential investors should consider carefully, in light of their own financial circumstances and investment objectives, all the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein.

Events of Default under the Indenture and your remedies in the case of a breach of the Bank’s obligations under the Notes will be limited.

The Indenture governing the Notes will provide that an Event of Default (as defined herein) in respect of the Notes will occur only if the Bank becomes insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or if the Bank goes into liquidation, passes a resolution for the winding-up, liquidation or dissolution of the Bank or otherwise acknowledges its insolvency. An NVCC Automatic Conversion upon the occurrence of a Trigger Event will not constitute an Event of Default.

Absent an Event of Default, you will have no right of acceleration in the case of a default in the payment of any amount due on the Notes or a default in the performance of any covenant of the Bank under the Indenture, although a legal action could be commenced to enforce such covenant.

The Notes are subject to automatic conversion into Common Shares upon a Trigger Event.

Upon the occurrence of a Trigger Event and an NVCC Automatic Conversion, an investment in the Notes will automatically and immediately become an investment in Common Shares without the consent of the holder. Prior to the conversion of the Notes to Common Shares pursuant to an NVCC Automatic Conversion, holders of Notes are not entitled to any rights of holders of Common Shares, including any rights of shareholders to receive notice, to attend or to vote at any meeting of the shareholders of the Bank. After an NVCC Automatic Conversion, a holder of Notes will no longer have any rights as a holder of Notes and will only have rights as a holder of Common Shares. Given the nature of a Trigger Event, a holder of Notes will become a holder of Common Shares at a time when the Bank’s financial condition has deteriorated. If the Bank were to become insolvent or wound-up after the occurrence of a Trigger Event, as a result of an NVCC Automatic Conversion, the holders of Common Shares may receive, if anything, substantially less than the holders of the Notes might have received had the Notes not been converted into Common Shares. An NVCC Automatic Conversion may also occur at a time when a federal or provincial government or other government agency in Canada has provided, or will provide, a capital injection or equivalent support, the terms of which may rank in priority to the Common Shares with respect to the payment of dividends, rights on liquidation or other terms.

A Trigger Event involves a subjective determination outside our control.

The decision as to whether a Trigger Event will occur is a subjective determination by the Superintendent that the Bank has ceased, or is about to cease, to be viable and that the conversion of all contingent instruments is reasonably likely, taking into account any other factors or circumstances that are considered relevant or appropriate by the Superintendent, to restore or maintain the viability of the Bank. Such determination may be beyond the control of the Bank. See the definition of Trigger Event under “Description of the Notes — NVCC Automatic Conversion.”

OSFI has stated that the Superintendent will consult with the Canada Deposit Insurance Corporation, the Bank of Canada, the Department of Finance and the Financial Consumer Agency of Canada prior to making a non-viability determination. The conversion of contingent instruments alone may not be sufficient to restore an institution to viability and other public sector interventions, including liquidity assistance, would likely be used along with the conversion of contingent instruments to maintain an institution as a going concern.

In assessing whether the Bank has ceased, or is about to cease, to be viable and that, after the conversion of all contingent instruments, it is reasonably likely that the viability of the Bank will be restored or maintained, OSFI has stated that the Superintendent will consider, in consultation with the authorities referred to above, all relevant facts and circumstances. Those facts and circumstances may include, in addition to other public sector interventions, a consideration of whether, among other things:

•	the assets of the Bank are, in the opinion of the Superintendent, sufficient to provide adequate protection to the Bank’s depositors and creditors;

•	the Bank has lost the confidence of depositors or other creditors and the public (for example, ongoing increased difficulty in obtaining or rolling over short-term funding);

•	the Bank’s regulatory capital has, in the opinion of the Superintendent, reached a level, or is eroding in a manner, that may detrimentally affect its depositors and creditors;

•	the Bank has failed to pay any liability that has become due and payable or, in the opinion of the Superintendent, the Bank will not be able to pay its liabilities as they become due and payable;

•	the Bank failed to comply with an order of the Superintendent to increase its capital;

•	in the opinion of the Superintendent, any other state of affairs exists in respect of the Bank that may be materially prejudicial to the interests of the Bank’s depositors or creditors or the owners of any assets under the Bank’s administration; and

•	the Bank is unable to recapitalize on its own through the issuance of Common Shares or other forms of regulatory capital (for example, no suitable investor or group of investors exists that is willing or capable of investing in sufficient quantity and on terms that will restore the Bank’s viability, nor is there any reasonable prospect of such an investor emerging in the near-term in the absence of conversion of contingent instruments).

If a Trigger Event occurs, then the interests of depositors, other creditors of the Bank, and holders of bank securities which are not contingent instruments will all rank in priority to the holders of contingent instruments, including the Notes. The Superintendent retains full discretion to choose not to trigger non-viable contingent capital notwithstanding a determination that the Bank has ceased, or is about to cease, to be viable. Under such circumstances, holders of Notes may be exposed to losses through the use of other resolution tools or in liquidation.

The number and value of Common Shares to be received on an NVCC Automatic Conversion is variable.

The number of Common Shares to be received for each Note is calculated by reference to the prevailing market price of Common Shares immediately prior to a Trigger Event, subject to the Floor Price. If there is an NVCC

Automatic Conversion at a time when the Current Market Price of the Common Shares is below the Floor Price, investors may receive Common Shares with an aggregate market price less than the Note Value. Investors may also receive Common Shares with an aggregate market price less than the prevailing market price of the Notes being converted if such shares are trading at a price above the Note Value.

The Bank is expected to have outstanding from time to time other securities including, without limitation, other Subordinated Indebtedness (as defined herein) and preferred shares, that will automatically convert into Common Shares upon a Trigger Event. Certain series of notes may use a lower Floor Price or a higher multiplier than those applicable to another series of notes to determine the maximum number of Common Shares to be issued to holders of such instruments upon an NVCC Automatic Conversion. Accordingly, holders of certain series of notes will receive Common Shares pursuant to an NVCC Automatic Conversion at a time when other series of notes may be converted into Common Shares at a conversion rate that is more favorable to the holders of such series of notes than the rate applicable to the holders of the first series of notes, thereby the value of the Common Shares received by holders of notes following an NVCC Automatic Conversion could be further diluted.

Common Shares received on an NVCC Automatic Conversion may be subject to further dilution.

In the circumstances surrounding a Trigger Event, the Superintendent or other governmental authorities or agencies may also require other steps to be taken to restore or maintain the viability of the Bank, such as a Bail-In Conversion (as defined herein), the injection of new capital and the issuance of additional Common Shares or other securities. Accordingly, holders of Notes will receive Common Shares pursuant to an NVCC Automatic Conversion at a time when debt obligations of the Bank may be converted into Common Shares, possibly at a conversion rate that is more favorable to the holder of such obligations than the rate applicable to the Notes, and additional Common Shares or securities ranking in priority to the Common Shares may be issued, thereby causing substantial dilution to holders of Common Shares and the holders of Notes, who will become holders of Common Shares upon the Trigger Event.

Circumstances surrounding a potential NVCC Automatic Conversion may have an adverse effect on the market price of the Notes.

The occurrence of a Trigger Event is a subjective determination by the Superintendent that the conversion of all contingent instruments is reasonably likely to restore or maintain the viability of the Bank. As a result, an NVCC Automatic Conversion may occur in circumstances that are beyond the control of the Bank. Also, even in circumstances where the market expects the Superintendent to cause an NVCC Automatic Conversion, the Superintendent may choose not to take that action. Because of the inherent uncertainty regarding the determination of when an NVCC Automatic Conversion may occur, it will be difficult to predict, when, if at all, the Notes will be mandatorily converted into Common Shares. Accordingly, trading behavior in respect of the Notes is not necessarily expected to follow trading behavior associated with other types of convertible or exchangeable securities. Any indication, whether real or perceived, that the Bank is trending towards a Trigger Event can be expected to have an adverse effect on the market price of the Notes and the Common Shares, whether or not such Trigger Event actually occurs.

In the event of the insolvency or winding-up of the Bank, the Bank may not have enough assets remaining after payments to senior creditors to pay amounts due under the Notes.

Under the terms of the Notes, you have irrevocably consented to the principal and interest being deemed paid in full by the issuance of Common Shares upon a NVCC Automatic Conversion.

By acquiring any Note, each holder or beneficial owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably consents to the principal amount of the Note and any accrued and unpaid interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Trigger Event and the resulting NVCC Automatic Conversion, which occurrence and resulting NVCC Automatic Conversion will occur without any further action on the part of such holder or beneficial owner or the Trustee.

The Bank reserves the right not to deliver Common Shares upon a NVCC Automatic Conversion

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any person whom the Bank has reason to believe is an Ineligible Person or any person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder through the acquisition of Common Shares. In such circumstances, the Bank will attempt to facilitate the sale of such Common Shares. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day.

The Notes are subject to optional early redemption following a Regulatory Event Date, upon the occurrence of a Tax Event or on the Reset Date, subject to certain conditions.

We may, at our option, redeem the Notes, with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the registered holders of the Notes, (i) at any time within 90 days following a Regulatory Event Date, (ii) at any time following the occurrence of a Tax Event or (iii) on the Reset Date, in each case at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. If we redeem the Notes, you may not be able to reinvest the redemption proceeds in securities offering a comparable anticipated rate of return. The exercise of (or perceived likelihood of exercise of) the redemption feature of the Notes may limit their market value, which generally will not rise substantially above the price at which the Notes can be redeemed.

The Notes will rank subordinate to all higher ranked indebtedness on insolvency or winding-up and the rights of the holders of Notes will be further subordinated upon an NVCC Automatic Conversion.

The Notes will be our direct unsecured obligations constituting subordinated indebtedness for the purposes of the Bank Act and, if the Bank becomes insolvent or is wound-up (prior to the occurrence of an NVCC Automatic Conversion), will rank pari passu with all other Subordinated Indebtedness (as defined herein) of the Bank from time to time outstanding, except Indebtedness (as defined herein) that by its terms is subordinated to such Subordinated Indebtedness. Accordingly, if the Bank becomes insolvent or is wound-up while the Notes remain outstanding, and provided that an NVCC Automatic Conversion has not occurred, the Bank’s assets must be used to pay higher ranked Indebtedness before payments may be made on the Notes. Except to the extent regulatory capital requirements affect the Bank’s decisions to issue subordinated or more senior debt, there is no limit on the Bank’s ability to incur additional subordinated debt or more senior debt. In the event of the insolvency or winding-up of the Bank, the Bank may not have enough assets remaining after payments to senior creditors to pay amounts due under the Notes.

In addition, upon the occurrence of a Trigger Event, all of the Bank’s obligations under the Notes shall be deemed paid in full by the issuance of Common Shares upon an NVCC Automatic Conversion, and each holder will be effectively further subordinated due to the change in their status following an NVCC Automatic Conversion from being the holder of a debt instrument ranking ahead of holders of Common Shares to being a holder of Common Shares. As a result, upon the occurrence of an NVCC Automatic Conversion, the holders could lose all or part of their investment in the Notes irrespective of whether the Bank has sufficient assets available to settle what would have been the claims of the holders of the Notes or other securities subordinated to the same extent as the Notes, in proceedings relating to an insolvency or winding-up.

The Notes are structurally subordinated to the liabilities of our subsidiaries.

If we become insolvent, the Bank Act provides that priorities among payments of our deposit liabilities and payments of all of our other liabilities (including payments in respect of the Notes) are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities. Because we have subsidiaries, our right to participate in any distribution of the assets of our banking or non-banking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus your ability to benefit indirectly from such distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. In addition, there are regulatory and other legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Accordingly, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and holders of the Notes should look only to our assets and not those of our subsidiaries for payments on the Notes.

Holders of Notes may not be entitled to receive U.S. dollars in a winding-up.

If you are entitled to any recovery with respect to the Notes in any winding-up, you might not be entitled in those proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in Canadian dollars. In addition, under current Canadian law, the Bank’s liability to you, if any, would have to be converted into Canadian dollars at a date close to the commencement of proceedings against it and you would be exposed to currency fluctuations between that date and the date you receive proceeds pursuant to such proceedings, if any.

The Bank has no limitation on issuing senior or pari passu securities.

The Indenture governing the Notes will not contain any financial covenants and will contain only limited restrictive covenants. In addition, the Indenture will not limit the Bank’s or its subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities or engage in transactions with affiliates. The Bank’s ability to incur additional indebtedness and use its funds for any purpose in the Bank’s discretion may increase the risk that the Bank may be unable to service its debt, including paying its obligations under the Notes.

There is no established trading market for the Notes.

Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange and the Bank does not intend to list the Notes on any securities exchange. Each of the underwriters may from time to time purchase and sell Notes in the secondary market, but no underwriter is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the underwriters may make a market in the Notes, but the underwriters are not obligated to do so and may discontinue any market-making activity at any time. Accordingly, purchasers of Notes may not be able to resell Notes purchased under this prospectus supplement. This may affect the pricing of such Notes in the secondary market, the transparency and availability of trading prices, the liquidity of such Notes and the extent of issuer regulation.

We currently intend to apply to list the Common Shares that would be issued in the event of an NVCC Automatic Conversion on the TSX and the NYSE in accordance with their respective rules and requirements. However, there is no assurance that such Common Shares will be listed on the TSX and the NYSE.

A downgrade, suspension or withdrawal of the rating assigned by any rating agency to the Notes could cause the liquidity or market value of the Notes to decline.

Upon issuance, it is expected that the Notes will be rated by nationally recognized statistical ratings organizations and may in the future be rated by additional rating agencies. However, the Bank is under no obligation to ensure the Notes are rated by any rating agency and any rating initially assigned to the Notes may be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes to the Bank’s business, so warrant. If the Bank determines to no longer maintain one or more ratings, or if any rating agency lowers or withdraws its rating, such event could reduce the liquidity or market value of the Notes.

In addition to ratings assigned by any hired rating agencies, rating agencies not hired by the Bank to rate the Notes may assign unsolicited ratings. If any non-hired rating agency assigns an unsolicited rating to the Notes, there can be no assurance that such rating will not differ from, or be lower than, the ratings provided by a hired rating agency. The decision to decline a rating assigned by a hired rating agency, the delayed publication of such rating or the assignment of a non-solicited rating by a rating agency not hired by the Bank could adversely affect the market value and liquidity of the Notes.

The Notes are not covered by deposit insurance.

The Notes will not constitute savings accounts, deposits or other obligations that are insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or under the CDIC Act, the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution. Therefore, you will not be entitled to insurance from the Federal Deposit Insurance Corporation or the Canada Deposit Insurance Corporation or other such protection, and as a result, you could lose all or a portion of your investment.

Changes in laws and regulations, including how they are interpreted and enforced in applicable jurisdictions, could have an impact on holders of the Notes.

On June 22, 2016, legislation came into force amending the Bank Act and the CDIC Act and certain other federal statutes pertaining to banks to create a bail-in regime for Canada’s domestic systemically important banks, which include the Bank. On June 17, 2017, the Government of Canada published in draft for public comment regulations under the CDIC Act and the Bank Act providing the final details of the conversion, issuance and compensation regimes for bail-in instruments issued by domestic systemically important banks, including the Bank (collectively, the “Bail-In Regulations”). Pursuant to the CDIC Act, in circumstances where the Superintendent has determined that the Bank has ceased, or is about to cease, to be viable, the Governor in Council may, upon a recommendation of the Minister of Finance that he or she is of the opinion that it is in the public interest to do so, grant an order directing Canada Deposit Insurance Corporation to convert all or a portion of certain shares and liabilities of the Bank into common shares of the Bank (a “Bail-In Conversion”).

The Bail-In Regulations prescribe the types of shares and liabilities that will be subject to a Bail-In Conversion. In general, any senior debt with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and has been assigned a CUSIP or ISIN or similar identification number would be subject to a Bail-In Conversion. Shares, other than common shares, and subordinated debt would also be subject to a Bail-In Conversion, unless they are non-viability contingent capital. Given that the Notes are subject to the NVCC Automatic Conversion, the Notes would not be subject to a Bail-in Conversion if they were to be issued after the coming into force of the Bail-In Regulations. However, the Bail-In Regulations provide that Canada Deposit Insurance Corporation must use its best efforts to ensure that the prescribed types of shares and liabilities are converted only if all subordinate prescribed shares and liabilities and any subordinate non-viability contingent capital (such as the Notes) have previously been converted or are converted at the same time. Accordingly, in the case of a Bail-In Conversion, the Notes would likely be subject to the NVCC Automatic Conversion prior to, or at the same time as, a Bail-In Conversion. The holders of senior debt subject to a Bail-In Conversion would receive Common Shares at a conversion rate that would be more favorable to the holders of such obligations than the rate applicable to the Notes.

The draft Bail-In Regulations provide that they will come into force 180 days after the regulations are finalized.

The financial services industry is highly regulated, and we have experienced changes and increased complexity in regulatory requirements as governments and regulators around the world continue major reforms intended to strengthen the stability of the financial system and protect key markets and participants. As a result, there is the potential for higher capital requirements and increased regulatory and compliance costs which could lower our returns and affect our growth. We monitor such developments, and other potential changes, such as reforms of the U.S. financial regulatory system following the U.S. election or the potential impacts of a United Kingdom withdrawal from the European Union, so that BMO is well-positioned to respond to and implement any required changes. We continue to strive to put our customers first as a mitigant to compliance and consumer protection issues. Failure to comply with applicable legal and regulatory requirements may result in litigation, financial losses, regulatory sanctions, enforcement actions, an inability to execute our business strategies, a decline in investor and customer confidence and harm to our reputation.

Changes to LIBOR may adversely affect holders of the Notes after the Reset Date.

Starting the Reset Date, the Notes will bear interest from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum which will be     % above the 5-Year Mid-Swap Rate. In the event that the 5-year semi-annual mid-swap rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5-Year Mid-Swap Rate will be determined with reference to 5-Year mid-swap rate quotations related to a fixed-for-floating U.S. dollar interest rate swap that has a floating leg based on the 3-month U.S. dollar LIBOR rate (or such other short-term rate, if any, as shall have generally replaced the 3-month U.S. dollar LIBOR rate in the relevant market at the relevant time for purposes of such fixed-for-floating U.S. dollar interest rate swaps quotations, as determined by the Bank in its sole discretion), as described in the section “Description of the Notes — Interest Rate.” If no quotations are provided, the 5-Year Mid-Swap Rate will be equal to the last available 5-year semi-annual mid-swap rate on the Reset Screen Page. If this occurs, the value of the Notes may be adversely affected after the Reset Date.

Regulators and law enforcement agencies from a number of governments have been conducting investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the British Bankers’ Association (the “BBA”) in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission and/or the Financial Services Authority in order to resolve the investigations. Since April 2013, the U.K. Financial Conduct Authority (“FCA”) has regulated LIBOR. Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the United Kingdom or elsewhere.

The U.S. federal income tax treatment of instruments such as the Notes is uncertain and, accordingly, the U.S. Internal Revenue Service (“IRS”) may take a different position than an investor regarding the appropriate characterization and treatment of the Notes.

There is no authority that addresses the U.S. federal income tax treatment of an instrument such as the Notes that is denominated as a subordinated debt instrument but that provides for an NVCC Automatic Conversion upon the occurrence of a Trigger Event. While it is more likely than not that the Notes will be treated as debt for U.S. federal income tax purposes, the IRS could assert an alternative tax treatment of the Notes for U.S. federal income tax purposes. There can be no assurance that any alternative tax treatment, if successfully asserted by the IRS would not have adverse U.S. federal income tax consequences to a U.S. Holder (as defined below in “U.S. Federal Income Tax Considerations”) of the Notes. Each U.S. prospective investor should consult their own tax advisor regarding the appropriate characterization of the Notes and the tax consequences to them if the IRS successfully asserts a characterization that differs from the investor’s characterization of the Notes.

Fiduciaries of certain plans should consult with counsel.

This paragraph is relevant only if you are a fiduciary of a plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (each such plan, a “Plan”), or a governmental, church or non-U.S. plan subject to similar laws. Fiduciaries of a Plan or a governmental, church or non-U.S. plan subject to similar laws should consult with their counsel regarding their proposed investment in the Notes and the deemed representations they are required to make. See “Employee Retirement Income Security Act” in this prospectus supplement and in the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately US$        , after deducting underwriting commissions and estimated offering expenses payable by us. The net proceeds will be contributed to the general funds of the Bank and will qualify as Tier 2 capital of the Bank for regulatory purposes.

CONSOLIDATED CAPITALIZATION

The following table sets out the Bank’s consolidated capitalization as at October 31, 2017:

•	on an actual basis; and

•	as adjusted to give effect to the sale and issuance of Notes in this offering.

This table should be read in conjunction with our audited consolidated financial statements for the year ended October 31, 2017 and management’s discussion and analysis of financial condition and results of operations in our Annual Report on Form 40-F for the year ended October 31, 2017, both of which are incorporated by reference into this prospectus supplement.

	As at October 31, 2017
	Actual	As adjusted
	(in millions of Canadian dollars)
Subordinated Debt	$5,029	$

Total Equity
Preferred Shares(1)	4,240		4,240
Common Shares	13,032		13,032
Contributed Surplus	307		307
Retained Earnings	23,709		23,709
Accumulated Other Comprehensive Income	3,066		3,066

Total Shareholders’ Equity	44,354		44,354
Non-Controlling Interest in Subsidiaries	—		—

Total Equity	44,354		44,354

Total Capitalization	$49,383	$

(1)	Preferred Shares classified under Shareholders’ Equity consist of Class B Preferred Shares Series 16, 17, 25, 26, 27, 29, 31, 33, 35, 36, 38, 40, and 42. For more information on the classification of Preferred Shares, please refer to Note 16 of our audited consolidated financial statements for the year ended October 31, 2017, incorporated by reference in this prospectus supplement.

DESCRIPTION OF THE NOTES

The Notes will constitute a series of Subordinated Notes (Non-Viability Contingent Capital (NVCC)) issued under the Subordinated Debt Indenture to be entered into on or about the date the Notes are first issued (the “Base Indenture”), between us and Wells Fargo Bank, National Association, as trustee, as amended and supplemented by a first supplemental indenture, to be entered into on or about the date the Notes are first issued (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among us and Wells Fargo Bank, National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act.

The following summary of certain provisions of the Notes and the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

General

The Notes will be our direct unsecured obligations constituting subordinated indebtedness for the purposes of the Bank Act and, if the Bank becomes insolvent or is wound-up (prior to the occurrence of a Trigger Event), will rank pari passu with all other Subordinated Indebtedness (as defined herein) of the Bank from time to time outstanding, except Indebtedness (as defined herein) that by its terms is subordinated to such Subordinated Indebtedness. The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder and debt securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Bank for each series. Notwithstanding any provision of the Indenture, the Bank may not, without the prior written approval of the Superintendent, amend or vary terms of the Notes that would affect the recognition of the Notes as regulatory capital under capital adequacy requirements adopted by the Superintendent.

The Notes will not constitute savings accounts, deposits or other obligations that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or under the CDIC Act, the Bank Act or any other deposit insurance regime designed to ensure the payment of all or a portion of a deposit upon the insolvency of the deposit taking financial institution.

Payment of the principal and interest on the Notes will be made in U.S. dollars. We will pay the principal and interest in immediately available funds to The Depository Trust Company, as depositary, or its nominee as the registered owner of the global notes representing the Notes.

The Notes are not entitled to the benefits of any sinking fund.

The provisions of the Base Indenture relating to defeasance (described under the heading “Description of the Debt Securities We May Offer — Defeasance” in the accompanying prospectus) will not be applicable to the Notes.

The Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. Upon issuance, the Notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company, as depositary. You may elect to hold interests in the global notes through either the depositary (in the United States), Euroclear Bank S.A./N.V., Clearstream Banking, société anonyme, or indirectly through organizations that are participants in such systems.

As used herein, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes — Legal Ownership” in this prospectus supplement and “Description of the Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Stated Maturity

If not previously redeemed by the Bank or otherwise declared to be due and payable, the Notes will mature on                 , 2032, and at maturity holders will receive the outstanding principal amount of their Notes plus accrued and unpaid interest, if any.

Interest Rate

Subject to any redemption prior to the Maturity Date, the Notes will bear interest (i) from and including the Issue Date to, but excluding, the Reset Date, at a rate of     % per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum which will be     % above the 5-Year Mid-Swap Rate. For purposes of the foregoing:

“5-Year Mid-Swap Rate” means the 5-year semi-annual mid-swap rate as displayed on the Reset Screen Page on the Reset Interest Determination Date. In the event that the 5-year semi-annual mid-swap rate does not appear on the Reset Screen Page on the Reset Interest Determination Date, the 5-Year Mid-Swap Rate shall be the Reset Reference Bank Rate on the Reset Interest Determination Date.

“5-Year Mid-Swap Rate Quotation” means, in each case, the arithmetic mean of the bid and offered rates for the semi-annual fixed leg (calculated on the basis of a 360-day year of twelve 30-day months) of a fixed-for-floating U.S. dollar interest rate swap which (i) has a term of 5 years commencing on the Reset Date, (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market and (iii) has a floating leg based on the 3-month U.S. dollar LIBOR rate (or such other short-term rate, if any, as shall have generally replaced the 3-month U.S. dollar LIBOR rate in the relevant market at the relevant time for purposes of such fixed-for-floating U.S. dollar interest rate swaps quotations, as determined by the Bank in its sole discretion) (calculated on the basis of the actual number of days elapsed in 360-day year).

“Reset Interest Determination Date” means the day falling two business days prior to the Reset Date.

“Reset Reference Bank Rate” means the percentage rate determined on the basis of the 5-Year Mid-Swap Rate Quotation provided by five leading swap dealers in the interbank market to the paying agent as at approximately 11:00 a.m. (New York time) on the Reset Interest Determination Date. If at least three quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two quotations are provided, the 5-Year Mid-Swap Rate will be the arithmetic mean of the quotations provided. If only one quotation is provided, the 5-Year Mid-Swap Rate will be the quotation provided. If no quotations are provided, the 5-Year Mid-Swap Rate shall be equal to the last available 5-year semi-annual mid-swap rate on the Reset Screen Page.

“Reset Screen Page” means Reuters screen “ICESWAP1” (or any successor page or, if a successor page is unavailable, an equivalent page of Bloomberg or any comparable provider as determined by the Bank in its sole discretion) as at 11:00 a.m. (New York time).

Interest Payment Dates

Interest on the Notes will be payable semi-annually in arrears on                  and                 of each year (each, an “Interest Payment Date”), commencing                 , 2018.

If any Interest Payment Date, the Maturity Date or any redemption date falls on a day that is not a business day for the Notes, we will postpone the making of such interest or principal payments to the next succeeding business day (and no interest will be paid in respect of the delay). As used herein, “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, New York or Toronto, Ontario.

The record date for the Notes will be                  and                 , whether or not a business day, next preceding the related Interest Payment Date.

Interest on the Notes will be calculated and paid on the basis of a 360-day year of twelve 30-day months.

Status and Subordination

The Notes will be our direct unsecured obligations constituting subordinated indebtedness for the purposes of the Bank Act and, if the Bank becomes insolvent or is wound-up (prior to the occurrence of a Trigger Event), will rank pari passu with all other Subordinated Indebtedness of the Bank from time to time outstanding, except Indebtedness that by its terms is subordinated to such Subordinated Indebtedness. In the event of the Bank’s insolvency or winding-up, the Bank’s Subordinated Indebtedness, including the Notes, will be subordinate in right of payment to the prior payment in full of any of the Bank’s deposit liabilities and all other Indebtedness, except Indebtedness which by its terms ranks equally in right of payment with, or is subordinate to, such Subordinated Indebtedness. For the purposes of the foregoing:

“Indebtedness” at any time means all deposit liabilities of the Bank at such time and all other liabilities and obligations of the Bank which in accordance with the accounting rules established for Canadian chartered banks issued under the authority of the Superintendent pursuant to the Bank Act or with IFRS as issued by the IASB, as the case may be, would be included in determining the total liabilities of the Bank at such time, other than liabilities for paid-up capital, contributed surplus, retained earnings and general reserves of the Bank.

“Subordinated Indebtedness” at any time means the Bank’s subordinated indebtedness within the meaning of the Bank Act.

If an NVCC Automatic Conversion occurs, the rights, terms and conditions of the Notes, including with respect to priority and subordination, will no longer be relevant as all the Notes will have been converted into Common Shares which will rank on parity with all other outstanding Common Shares.

The subordination provisions and the provisions relating to an NVCC Automatic Conversion of the Indenture will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Redemption

We may, at our option, redeem the Notes, with the prior written approval of the Superintendent, in whole but not in part, on not less than 30 days’ and not more than 60 days’ prior notice to the registered holders of the Notes, (i) at any time within 90 days following a Regulatory Event Date, (ii) at any time following the occurrence of a Tax Event or (iii) on the Reset Date, in each in each case at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. For the purposes of the foregoing:

“Regulatory Event Date” means the date specified in a letter or other written communication from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Tier 2 Capital” or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis under the guidelines for capital adequacy requirements for banks in Canada as interpreted by the Superintendent.

“Tax Event” means:

(i)	as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the date of this prospectus supplement, and which in the written opinion to the Bank of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, “additional amounts” with respect to the Notes as described under “— Payment of Additional Amounts;” or

(ii)

on or after the date of this prospectus supplement, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, additional amounts with respect to the Notes; or

(iii)	the Bank has received an opinion of independent legal counsel of recognized standing experienced in such matters to the effect that, as a result of, (x) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada, or any political subdivision or taxing authority thereof or therein, affecting taxation; (y) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”); or (z) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each case (x), (y) or (z), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of the issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that the Bank is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority.

A notice of redemption shall be irrevocable, except that the occurrence of a Trigger Event prior to the date fixed for redemption shall automatically rescind such notice of redemption and, in such circumstances, no Notes shall be redeemed and no payment in respect of the Notes shall be due and payable.

Any Notes redeemed by the Bank will be cancelled and will not be reissued. The Notes are not redeemable at the option or election of holders.

Purchase for Cancellation

Subject to the prior approval of the Superintendent, the Bank may, at any time, purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Bank will be cancelled and will not be re-issued.

NVCC Automatic Conversion

General

Upon the occurrence of a Trigger Event, each outstanding Note will automatically and immediately be converted, on a full and permanent basis, without the consent of the holders thereof, and as of the start of business on the date on which the Trigger Event occurs, into a number of fully-paid and freely tradable Common Shares determined by dividing (a) the product of the Multiplier and the Note Value, by (b) the Conversion Price (an “NVCC Automatic Conversion”). For the purposes of the foregoing:

“Conversion Price” means, in respect of each Note, the greater of (i) the Floor Price, and (ii) the Current Market Price.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the TSX or, if not then listed on the TSX, on another exchange or market chosen by the board of directors of the Bank on which the Common Shares are then traded, for the 10 consecutive trading days ending on the trading day immediately prior to the date on which the Trigger Event occurs, converted (if not denominated in U.S. dollars) into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs. If no such trading prices are available, “Current Market Price” shall be the Floor Price.

“Floor Price” means the U.S. dollar equivalent of $5.00 converted into U.S. dollars at the Prevailing Rate on the day immediately prior to the date on which the Trigger Event occurs, subject to adjustment in the event of (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, redivision or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares.

The adjustment shall be calculated to the nearest one-tenth of one cent provided that no adjustment of the Floor Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Floor Price then in effect; provided, however, that in such case any adjustment that would otherwise be required to be made will be carried forward and will be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, will amount to at least 1% of the Floor Price.

“Independent Financial Adviser” means an independent financial institution of international repute appointed by the Bank at its own expense.

“Multiplier” means 1.5.

“Note Value” means, in respect of each Note, the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the date of the Trigger Event.

“Prevailing Rate” means, in respect of any currencies on any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12:00 noon (New York time) on that date as appearing on or derived from the Relevant Page or, if such a rate cannot be determined at such time, the rate prevailing as at or about 12:00 noon (New York time) on the immediately preceding day on which such rate can be so determined or, if such rate cannot be so determined by reference to the Relevant Page, the rate determined in such other manner as an Independent Financial Adviser shall consider in good faith appropriate.

“Relevant Page” means the relevant page on Bloomberg (or such other information service provider) that displays the relevant information.

“Trigger Event” has the meaning set out in the OSFI, Guideline for Capital Adequacy Requirements (CAR), Chapter 2 — Definition of Capital, effective December 2016, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Trigger Event:

•	the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of the Notes and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

•	a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

In any case where the aggregate number of Common Shares to be issued to a holder of Notes pursuant to an NVCC Automatic Conversion includes a fraction of a Common Share, such number of Common Shares to be issued to such holder shall be rounded down to the nearest whole number of Common Shares and no cash payment shall be made in lieu of such fractional Common Share. Notwithstanding any other provision of the Indenture, the conversion of such Notes shall not be an Event of Default (as defined herein) and the only consequence of a Trigger Event under the provisions of the Indenture and such Notes will be the conversion of such Notes into Common Shares. Upon an NVCC Automatic Conversion, any accrued but unpaid interest will be included in the Note Value of the Notes and such accrued but unpaid interest, together with the principal amount of the Notes, will be deemed paid in full by the issuance of Common Shares upon such conversion and the holders of Notes shall have no further rights and the Bank shall have no further obligations under the Indenture.

Common Share Corporate Event

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that holders of Notes receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Right Not to Deliver Common Shares upon NVCC Automatic Conversion

Upon an NVCC Automatic Conversion, the Bank reserves the right not to deliver some or all, as applicable, of the Common Shares issuable thereupon to any Ineligible Person or any person who, by virtue of the operation of the NVCC Automatic Conversion, would become a Significant Shareholder through the acquisition of Common Shares. In such circumstances, the Bank will hold, as agent for such persons, the Common Shares that would have otherwise been delivered to such persons and will attempt to facilitate the sale of such Common Shares to parties other than the Bank and its affiliates on behalf of such persons through a registered dealer to be retained by the Bank on behalf of such persons. Those sales (if any) may be made at any time and at any price. The Bank will not be subject to any liability for failure to sell such Common Shares on behalf of such persons or at any particular price on any particular day. The net proceeds received by the Bank from the sale of any such Common Shares will be divided among the applicable persons in proportion to the number of Common Shares that would otherwise have been delivered to them upon the NVCC Automatic Conversion after deducting the costs of sale and any applicable withholding taxes. For the purposes of the foregoing:

“Ineligible Person” means (i) any person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada or the United States to the extent that the issuance by the Bank of Common Shares or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any person to the extent that the issuance by the Bank of Common Shares, or delivery of such shares by its transfer agent to that person, pursuant to an NVCC Automatic Conversion, would, at the time of the Trigger Event, cause the Bank to be in violation of any law to which the Bank is subject.

“Significant Shareholder” means any person who beneficially owns directly, or indirectly through entities controlled by such person or persons associated with or acting jointly or in concert with such person, a percentage of the total number of outstanding shares of a class of the Bank that is in excess of that permitted by the Bank Act.

Agreement with Respect to Principal and Interest Deemed Paid upon NVCC Automatic Conversion

By acquiring any Note, each holder or beneficial owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably consents to the principal amount of the Note and any accrued and unpaid interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Trigger Event and the resulting NVCC Automatic Conversion, which occurrence and resulting NVCC Automatic Conversion shall occur without any further action on the part of such holder or beneficial owner or the Trustee.

Holders or beneficial owners of Notes that acquire them in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified herein to the same extent as the holders or beneficial owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes, including in relation to any NVCC Automatic Conversion.

Covenants

The Bank will not be restricted by the Indenture or the Notes from incurring, assuming or becoming liable for any type of debt or other obligations or purchasing or redeeming its capital stock. Neither the Indenture nor the Notes will require the maintenance of any financial ratios or specified levels of net worth or liquidity, nor will they contain any covenants or other provisions that would limit the Bank or its subsidiaries’ rights to incur additional indebtedness, enter into any sale and leaseback transaction or grant liens on the Bank’s or its subsidiaries’ assets. Neither the Indenture nor the Notes will contain any provisions that would require the Bank to repurchase or redeem or otherwise modify the terms of the Notes upon a change in control or other events that may adversely affect the creditworthiness of the Notes, for example, a highly leveraged transaction.

Payment of Additional Amounts

All payments made by the Bank under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereafter “Canadian taxes”), unless the Bank is required to withhold or deduct Canadian taxes by law or by the interpretation or administration thereof. If the Bank is so required to withhold or deduct any amount for or on account of Canadian taxes from any payment made under or with respect to the Notes, the Bank will pay to each holder of such Notes as additional interest such additional amounts (“additional amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian taxes on such additional amounts) will not be less than the amount such holder would have received if such Canadian taxes had not been withheld or deducted, except as described below. However, no additional amounts will be payable with respect to a payment made to a holder in respect of the beneficial owner thereof:

•	with which the Bank does not deal at arm’s-length (for the purposes of the Income Tax Act (Canada)) (the “Tax Act”) at the time of the making of such payment;

•	which is a “specified non-resident shareholder” of the Bank for purposes of the Tax Act or a non-resident person not dealing at arm’s-length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of the Bank;

•	which is subject to such Canadian taxes by reason of the holder being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

•	which is subject to such Canadian taxes by reason of the holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that the Bank advises the Trustee and the holders of such Notes then outstanding of any change in such requirements);

•	with respect to any Note presented for payment more than 30 days after the later of (i) the date payment is due and (ii) the date on which funds are made available for payment, except to the extent that the holder thereof would have been entitled to such additional amounts on presenting same for payment on or before such thirtieth day;

•	with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge; or

•	which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Notes.

The Bank will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Bank will furnish to the registered holders of the relevant Notes, within 60 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment.

In any event, no additional amounts will be payable under the provisions described above in respect of any Note in excess of the additional amounts which would be required if, at all relevant times, the beneficial owner of such Note were a resident of the United States for purposes of, and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of additional amounts discussed in the preceding sentence, the additional amounts received by certain holders in respect of beneficial owners of the Notes may be less than the amount of Canadian taxes withheld or deducted and, accordingly, the net amount received by such holders of those Notes will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Canadian taxes.

Wherever in the Indenture governing the Notes there is mentioned, in any context, the payment of principal, or any premium or interest or any other amount payable under or with respect to a Note, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable as set forth in this section in respect thereof.

In the event of the occurrence of any transaction or event resulting in a successor to the Bank, all references to Canada in the preceding paragraphs of this subsection shall be deemed to be references to the jurisdiction of organization of the successor entity.

Notwithstanding the foregoing, all payments shall be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no additional amounts will be payable as a result of any such FATCA Withholding Tax.

Events of Default

The Indenture governing the Notes will provide that an “Event of Default” in respect of the Notes will occur only if the Bank becomes insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any act that may be substituted therefor, as from time to time amended, or if the Bank goes into liquidation, either voluntary or under an order of a court of competent jurisdiction, passes a resolution for the winding-up, liquidation or dissolution of the Bank or otherwise acknowledges its insolvency (provided that a resolution or order for the winding-up of the Bank with a view to its consolidation, amalgamation or merger with another bank or the transfer of its assets as an entirety to such other bank will not constitute an Event of Default if such successor bank will, as a part of such consolidation, amalgamation, merger or transfer, and prior to or contemporaneously with the consummation of the transaction, comply with certain conditions provided for in the Indenture). An NVCC Automatic Conversion upon the occurrence of a Trigger Event will not constitute an event of default.

Remedies if an Event of Default Occurs. At any time prior to a Trigger Event, upon the occurrence of an Event of Default that is continuing, the Trustee may in its discretion, and will upon receipt of a written request of holders of not less than 25% in principal amount of all outstanding Notes, declare the principal of and accrued and unpaid interest on all Notes immediately due and payable, by notice in writing to the Bank. The Trustee will be obligated to use those of its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If any provisions of the Bank Act or any rules, regulations, orders or guidelines passed pursuant thereto or in connection therewith or guidelines issued by the

Superintendent in relation thereto prohibit the payment of such unpaid principal and interest before a specified time, the obligation of the Bank to make such payment will be subject to such prohibition.

Except in cases of an Event of Default in which the Trustee has the standard of care described in the immediately preceding paragraph, the Trustee is not required to take any action under the Indenture at the request of any holders of Notes unless the holders offer the Trustee protection from expenses and liability, in the form of security or an indemnity, reasonably satisfactory to the Trustee. If such an indemnity is provided, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes the following must occur:

•	the holder of the Note must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of not less than 25% in principal amount of all outstanding Notes must make a written request that the Trustee take action because of such Event of Default;

•	such holder or holders must offer security or indemnity to the Trustee against the cost, expense and other liabilities of taking that action;

•	the Trustee must have not taken action for 90 days after receipt of the above notice and offer of indemnity; and

•	the Trustee has not received any direction from a majority in principal amount of all outstanding Notes that is inconsistent with such written request during such 90-day period.

Absent an Event of Default, you will have no right of acceleration in the case of a default in the payment of any amount due on the Notes or a default in the performance of any covenant of the Bank under the Indenture, although a legal action could be commenced to enforce such covenant.

Further Issues

Subject to regulatory capital requirements applicable to the Bank, there is no limit on the amount of subordinated indebtedness we may issue. The Bank may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes ranking pari passu with the Notes in all respects (other than issue date, issue price and, if applicable, the first interest payment date and the initial interest accrual date) and so that such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Satisfaction and Discharge

The Indenture will upon the Bank’s request cease to be of further effect, and the Trustee, at the expense of the Bank, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, when (a) all Notes authenticated and delivered (other than (i) Notes which have been mutilated, destroyed, lost or stolen and which have been replaced or paid and (ii) Notes for whose payment money has been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from such trust) have been delivered to a Trustee for cancellation; (b) the Bank has paid or caused to be paid all other sums payable under the Indenture by the Bank; and (c) the Bank has delivered to the Trustee an officer’s certificate and opinion of counsel stating that all conditions precedent in the Indenture provided for relating to the satisfaction and discharge of the Indenture have been complied with.

Legal Ownership

Investors who hold their Notes in accounts at banks or brokers will generally not be recognized by us as registered holders of Notes (except as required by law). This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its Notes (except as required by law). These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the Notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold your Notes in street name, you should check with your own institution to find out:

•	how it handles note payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the Notes if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the Notes run only to persons who are registered as holders of Notes. As noted above, we generally do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold your Notes in that manner or because the Notes are issued in the form of global notes as described below. For example, once we make payment to the registered holder we have no further responsibility for that payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

As described above, we require that the global note be registered in the name of The Depository Trust Company, as depositary, or its nominee. We also require that the global note not be transferred to the name of any other direct holder except in the special circumstances described in the accompanying prospectus in the section “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance.” Any person wishing to own a global note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary.

Any registered holder who transfers any Note must provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and will have no responsibility to verify or ensure the accuracy of such information.

Further details of legal ownership are discussed in the accompanying prospectus in the section “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance.”

Payments

Payment of the principal and interest on the Notes will be made in U.S. dollars. We will pay the principal and interest in immediately available funds to The Depository Trust Company, as depositary, or its nominee as the registered owner of the global notes representing the Notes. We will not make payments to any indirect holders who own beneficial interests in the Notes. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described in the accompanying prospectus in the section “Description of Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance.”

Trustee

Wells Fargo Bank, National Association serves as the Trustee for the Notes.

Paying Agent

We have appointed Wells Fargo Bank, National Association as the initial paying agent. We must notify you of changes in the paying agents.

Governing Law

The Notes and the Indenture will be governed by the laws of the State of New York, except that the provisions relating to an NVCC Automatic Conversion and the subordination provisions in the Indenture and the Notes will be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This section is the opinion of Sullivan and Cromwell LLP, our U.S. counsel. The following summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code, and rulings and decisions now in effect, all of which are subject to change, including changes in effective dates and other retroactive changes, or possible differing interpretations. It deals only with Notes held by U.S. Holders (as defined below) as capital assets and does not purport to deal with all of the U.S. federal income tax consequences that may be relevant to holders of the Notes in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, flow-through entities, tax-exempt entities or persons holding the Notes in a tax-deferred or tax-advantaged account, dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, entities classified as partnerships, persons that actually or constructively own 10% or more of the Common Shares, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or other “integrated” transaction for tax purposes, a person that purchases or sells Notes as part of a wash sale for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. It only deals with holders that purchase the Notes upon original issuance at the offering price indicated on the cover of this prospectus supplement. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase of the Notes, or ownership and disposition of the Notes, arising under the laws of any other taxing jurisdiction.

As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

1.	a citizen or individual resident of the United States;

2.	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

3.	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

4.	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF OWNERSHIP OF NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

Characterization of Notes for U.S. federal income tax purposes

There is no authority that addresses the U.S. federal income tax treatment of an instrument such as the Notes that is denominated as a subordinated debt instrument but that (i) provides for an NVCC Automatic Conversion into Common Shares upon the occurrence of a Trigger Event and (ii) is subordinate to all claims of senior creditors (which includes the Bank’s depositors and general unsubordinated creditors and obligations of the Bank that are preferred by mandatory provisions of law). Although the matter is not free from doubt, it is more likely than not that the Notes will be treated as debt of the Bank for U.S. federal income tax purposes, and the Bank intends to treat the Notes as such. By acquiring the Notes or an interest therein, you agree to treat the Notes as debt for U.S. federal income tax purposes. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not assert that the Notes should be treated as equity, which could result in materially different and potentially materially more adverse tax consequences to you. Except as discussed under “— Tax Consequences if the Notes are Treated as Equity” below, the discussion below assumes that the Notes will be treated as debt of the Bank. Due to the lack of authority, however, you are urged to consult your own tax advisors regarding the appropriate characterization of the Notes and the tax consequences to you if the IRS were to successfully assert a characterization that differs from the Bank’s treatment of the Notes as debt for U.S. federal income tax purposes.

As described above under “Description of the Notes — NVCC Automatic Conversion,” if a Trigger Event were to occur, you may receive Common Shares in exchange for your Notes. The Bank believes that there is no more than a remote chance that a Trigger Event will occur, and intends to take the position that the Notes should accordingly not be treated as contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes. If the IRS successfully challenged this position, however, and the Notes were treated as CPDIs, you could be required to accrue interest income at a rate higher than the stated interest rate on the Notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of the Notes. You are urged to consult your own tax advisors regarding the potential application of the CPDI rules to the Notes and the consequences thereof. The remainder of this discussion assumes that the Notes are not treated as CPDIs.

Payments of interest

Interest on the Notes will be includible in ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. The amount of an interest payment on the Notes will include amounts, if any, withheld in respect of Canadian taxes. For more information on Canadian withholding taxes, please see the discussion under “Tax Considerations — Canadian Taxation” in this prospectus supplement. Interest payments on the Notes will be considered foreign-source income to U.S. Holders for foreign tax credit purposes. Subject to certain limitations, Canadian tax withheld (if any) and paid over to Canada will be creditable or deductible against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and you should consult your tax advisor regarding the creditability of foreign taxes in your particular circumstances.

Sale, redemption, or maturity

You will generally recognize capital gain or loss upon the sale, redemption, or maturity of your Notes in an amount equal to the difference between the amount realized at such time, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments, as described above), and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for them. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

NVCC Automatic Conversion

An NVCC Automatic Conversion of Notes into Common Shares upon the occurrence of a Trigger Event should constitute a recapitalization for U.S. federal income tax purposes. If an NVCC Automatic Conversion were treated as a recapitalization, then a U.S. Holder would generally recognize no gain or loss upon the conversion of its Notes into Common Shares, except to the extent of amounts received with respect to accrued interest (which will be treated as described above under “— Payments of Interest”). However, if the Notes were not considered “securities” for U.S. federal income tax purposes, then an NVCC Automatic Conversion would not constitute a recapitalization and you would generally recognize capital gain or loss upon an NVCC Automatic Conversion of your Notes in an amount equal to the difference between the fair market value of the Common Shares you receive and your tax basis in the Notes. If an NVCC Automatic Conversion were to constitute a recapitalization (as we believe that it should), your aggregate tax basis in any Common Shares received upon an NVCC Automatic Conversion (excluding Common Shares attributable to accrued interest, the tax basis of which will equal their fair market value) would generally be equal to your aggregate tax basis in your Notes that were converted into Common Shares, and your holding period in such Common Shares would include the holding period of your Notes that were converted into such Common Shares, except that the holding period of any Common Shares received with respect to accrued interest will commence on the day after the date of receipt. If an NVCC Automatic Conversion did not constitute a recapitalization, however, then your initial tax basis in any Common Shares received upon an NVCC Automatic Conversion of your Notes into Common Shares would equal the fair market value of the Common Shares received (as determined on the date of receipt), and your holding period for any Common Shares received upon such an NVCC Automatic Conversion would begin on the day immediately following the date of receipt of the Common Shares. If you are an Ineligible Person you should be treated as having sold your Common Shares at the time when the Bank sells such Common Shares as described under “Description of the Notes — NVCC Automatic Conversion — Right Not to Deliver Common Shares upon NVCC Automatic Conversion.”

Tax Consequences if the Notes are Treated as Equity

As discussed above, although the matter is not entirely free from doubt, it is more likely than not that the Notes will be treated as debt for U.S. federal income tax purposes. However, it is possible that the Notes would be treated as equity of the Bank for U.S. federal income tax purposes. This subsection addresses the U.S. federal income tax consequences to U.S. Holders if the Notes were treated as equity.

Payments of interest

In general, if the Notes were treated as equity, the interest payments with respect to the Notes would be treated as dividends to the extent of the Bank’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to the discussion under “— PFIC considerations” below, any portion of such a payment in excess of the Bank’s current and accumulated earnings and profits would be treated first as a nontaxable return of capital that would reduce your tax basis in the Notes, and would thereafter be treated as capital gain, the tax treatment of which is discussed below under “— Sale, redemption, or maturity.”

It is unclear whether interest payments on the Notes that are treated as dividends for U.S. federal income tax purposes would be treated as “qualified dividends” that are subject to preferential tax rates in the case of an individual who holds the Notes for more than 60 days during the 121-day period beginning 60 days before the applicable interest payment date and meets other holding period requirements. Amounts the Bank pays with respect to the Notes would not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

The amount of an interest payment on the Notes would include amounts, if any, withheld in respect of Canadian taxes. For more information on Canadian withholding taxes, please see the discussion under “Canadian Federal Income Tax Considerations” in this prospectus supplement. Amounts the Bank pays with respect to the Notes would be considered foreign-source income to you. Subject to certain limitations, Canadian tax withheld (if any) and paid over to Canada will be creditable or deductible against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and you should consult your tax advisor regarding the creditability of foreign taxes in your particular circumstances.

Sale, redemption, or maturity

Subject to the discussion under “— PFIC considerations” below, you would generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes, in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for them. Such capital gain or loss would be long-term capital gain or loss if you held your Notes for more than one year. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. If you continue to hold equity of the Bank following a redemption of your Notes you may be subject to Section 302 of the Code, which could cause the redemption proceeds to be treated as dividend income. You are advised to consult your own tax advisors regarding the tax treatment of a redemption of the Notes.

NVCC Automatic Conversion

If the Notes were treated as equity for U.S. federal income tax purposes, then an NVCC Automatic Conversion of Notes into Common Shares upon the occurrence of a Trigger Event would constitute a recapitalization and a U.S. Holder would generally recognize no gain or loss upon the conversion of its Notes into Common Shares. In that case, your aggregate tax basis in any Common Shares received upon an NVCC Automatic Conversion would generally be equal to your aggregate tax basis in your Notes that were converted into Common Shares, and your holding period in such Common Shares would include the holding period of your Notes that were converted into such Common Shares.

PFIC considerations

The Bank does not believe that it is a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes and does not expect to be a PFIC for the foreseeable future, and therefore believes that the Notes should not be treated as stock of a PFIC. However, this determination is made annually and thus may be subject to change. Accordingly, there can be no assurances that the Bank has not been, is not, or will not become a PFIC. In general, the Bank will be a PFIC for any taxable year in which either (i) at least 75% of the gross income of the Bank for the taxable year is passive income or (ii) at least 50% of the value, determined on the basis of a quarterly average, of the Bank’s assets is attributable to assets that produce or are held for the production of passive income (including cash). For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. However, exclusions are provided for income earned in the active conduct of a banking business. If a corporation owns at least 25% by value of the stock of another corporation, the parent corporation is treated as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income. If the Bank were a PFIC for any taxable year during which you owned the Notes, gain realized by you on the sale or other disposition of Notes would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain ratably over your holding period for the Notes. Amounts allocated to the year of disposition and to years before the Bank became a PFIC would be taxed as ordinary income and amounts allocated to each other taxable year would be taxed at the highest tax rate applicable to individuals or corporations, as appropriate, in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Similar treatment may apply to certain “excess distributions,” as defined in the Code.

Medicare Tax

If you are a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between US$125,000 and US$250,000, depending on the individual’s circumstances). Your net investment income would generally include your interest or dividend income and your net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust you should consult your own tax advisors regarding the applicability of the Medicare tax to income and gains in respect of your investment in Notes.

Information Reporting and Backup Withholding

Payments of interest or dividends and proceeds from the sale or other disposition of a Note that are made to you within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and to backup withholding unless you are an exempt recipient or, in the case of backup withholding, you provide a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. You are urged to consult your tax advisors regarding the application of this reporting requirement to your ownership of the Notes.

Information with Respect to FATCA

Sections 1471 through 1474 of the Code (“FATCA”) impose a 30% withholding tax on certain payments to certain non-U.S. financial institutions that fail to comply with information reporting requirements or certification requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. To avoid becoming subject to the 30% withholding tax on payments to them, we and other non-U.S. financial institutions may be required to report information to the IRS regarding the holders of securities and to withhold on a portion of payments under the securities to certain holders that fail to comply with the relevant information reporting requirements (or hold securities directly or indirectly through certain non-compliant intermediaries).

The withholding regime is now in effect for payments from sources within the United States and will apply to “foreign passthru payments” (a term not yet defined) no earlier than January 1, 2019. This withholding would, however, not apply to any securities characterized as debt of a non-U.S. issuer for U.S. federal income tax purposes that are outstanding prior to the “grandfathering date”, which is the date that is six months after the date on which final U.S. Treasury regulations defining the term “foreign passthru payment” are filed with the Federal Register. As described above, the Bank intends to treat the Notes as debt for U.S. federal income tax purposes. If the Notes were treated as debt for U.S. federal income tax purposes, then interest payments made in respect of current issuances of the Notes should not be subject to FATCA withholding because such Notes will be outstanding prior to the FATCA grandfathering date. However, if the Notes were treated as equity for U.S. federal income tax purposes, then payments made in respect of such Notes that were treated as “foreign passthru payments” and paid after January 1, 2019 could be subject to FATCA withholding.

The United States and a number of other jurisdictions, including Canada, have entered into intergovernmental agreements to facilitate the implementation of FATCA (each, an “IGA”). These rules generally limit instances when FATCA withholding is required. Nevertheless, these IGAs currently contain no rules regarding the withholding, if any, that may be required on foreign passthru payments.

FATCA is particularly complex and its application is uncertain at this time. The above description is based in part on regulations, official guidance and IGAs, all of which are subject to amendment or further interpretation by one or more governments or governmental agencies. Prospective investors should consult their tax advisors on how these rules may apply to the Bank and to payments they may receive in connection with the Notes.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

This section is the opinion of Osler, Hoskin & Harcourt LLP, our Canadian counsel. The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder who acquires Notes, including entitlement to all payments thereunder, as beneficial owner, pursuant to this prospectus supplement, and who, at all relevant times, for the purposes of the Tax Act and any applicable income tax convention, (i) is not resident and is not deemed to be resident in Canada, (ii) deals at arm’s-length with the Bank and with any transferee resident (or deemed resident) in Canada to whom the holder disposes of Notes, (iii) is not a “specified non-resident shareholder” of the Bank or a non-resident person not dealing at arm’s-length with a “specified shareholder” (as defined in subsection 18(5) of the Tax Act) of the Bank, (iv) does not use or hold Notes in a business carried on or deemed to be carried on in Canada, (v) does not receive any payment of interest on the Notes in respect of a debt or other obligation to pay an amount to a person with whom the Bank does not deal at arm’s-length, and (vi) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force on the date hereof and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing by it prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign income tax legislation. Subsequent developments could have a material effect on the following description.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT, AND IS NOT INTENDED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. THIS SUMMARY IS NOT EXHAUSTIVE OF ALL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. ACCORDINGLY, PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

No Canadian withholding tax will apply to interest, principal or premium paid or credited to a Non-resident Holder by the Bank on a Note or to the proceeds received by a Non-resident Holder on the disposition of a Note including a redemption, payment on maturity, NVCC Automatic Conversion or purchase for cancellation.

No other tax on income or gains will be payable by a Non-resident Holder on interest or principal on a Note, or on the proceeds received by a Non-resident Holder on the disposition of a Note including a redemption, payment on maturity, NVCC Automatic Conversion or purchase for cancellation.

EMPLOYEE RETIREMENT INCOME SECURITIES ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (collectively, “Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to substantially similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition and holding of Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, the underwriters, the calculation agent, the trustee, the security registrar and the paying agent or certain of our or their affiliates are or become a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of Notes. Among those exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Notes offered hereby, provided that neither the issuer of the Notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder (including each subsequent purchaser or holder) of Notes or any interest therein will be deemed to have represented by its purchase and holding of Notes offered hereby or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of Notes have exclusive responsibility for ensuring that their purchase and holding of Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement dated the date of this prospectus supplement (the “underwriting agreement”), the underwriters named below, for whom BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and UBS Securities LLC are acting as representatives, have severally agreed to purchase, and the Bank has agreed to sell to each of them, severally, the principal amounts of Notes set forth opposite each underwriter’s name below:

Underwriter	Aggregate Principal Amount of Notes
BMO Capital Markets Corp.	US$
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
UBS Securities LLC

Total	US$

The underwriting agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the Notes may be terminated.

The underwriters initially propose to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to certain dealers at the public offering price less a concession not in excess of     % of the principal amount of such Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the Notes on sales to certain dealers. After the initial offering of the Notes, the public offering price and other selling terms may from time to time be varied by the representatives. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that the total offering expenses of the Notes payable by us, excluding underwriting commissions, will be approximately US$        .

The Bank has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in respect of any of these liabilities.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing or covering transaction to cover short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of stabilizing, maintaining or otherwise affecting the market price of the Notes, which may be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Notes are a new issue of securities with no established trading market. We do not intend to list the Notes on any securities exchange. The underwriters intend to make a market in the Notes. However, they are not obligated to do so and may discontinue market-making at any time without notice. If a trading market develops, no assurance can be given as to the liquidity of the trading market for the Notes.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses. Underwriters, dealers and agents, and their affiliates or associates, may engage in transactions with us or perform services for us in the ordinary course of business and receive compensation from us. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank or its affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or affiliates routinely hedge, and certain other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We will use this prospectus supplement in the initial sale of the Notes. In addition, BMO Capital Markets Corp. may use this prospectus supplement in market-making transactions in the Notes after their initial sale. Unless the underwriters or we inform you otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

To the extent this prospectus supplement comprises Common Shares that would be issuable upon a NVCC Automatic Conversion, it also relates to the offering and sale of such Common Shares. The Bank intends to apply to list such Common Shares on the TSX and the NYSE in accordance with their respective rules and requirements.

Conflicts of Interest

BMO Capital Markets Corp. is an affiliate of the Bank, and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. BMO Capital Markets Corp. is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Settlement

It is expected that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the          business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+          ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the issue date will be required, by virtue of the fact that the Notes initially will settle in T+         , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Selling Restrictions

The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have represented and agreed that they have not offered, sold or delivered, and will not offer, sell or deliver, any of the Notes, directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof, and will not impose any obligations on the Bank except as set forth in the underwriting agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Notes may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Notes may be made (and this prospectus supplement and the accompanying prospectus distributed), at any time under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriters or underwriters nominated by the Bank for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Bank or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each purchaser of the Notes described in this prospectus supplement located in a Relevant Member State who receives any communication in respect of, or who acquires any Notes under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed with each underwriter and the Bank that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or (ii) where the Notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such Notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons in (i), (ii) and (iii) above together being referred to as “relevant persons”). The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of the contents of such documents. Persons distributing this document must satisfy themselves that it is lawful to do so.

In relation to anything to be done in the United Kingdom:

(a)	this prospectus supplement and the accompanying prospectus have only been communicated and will only be communicated in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 (the “FSMA”) does not apply to the Bank; and

(b)	each person involved in the issue of the Notes has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or to any person where such transfer arises from an offer pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. The underwriters have been represented by Shearman & Sterling LLP, Toronto, Ontario, as to matters of New York law.

EXPERTS

The consolidated financial statements of the Bank as at October 31, 2017 and 2016 and for each of the years in the three-year period ended October 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting of the Bank as of October 31, 2017 have been incorporated by reference herein from the Bank’s Annual Report on Form 40-F for the year ended October 31, 2017, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

US$

    % Subordinated Notes due 2032

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

Prospectus Supplement

BMO Capital Markets

Citigroup

Goldman Sachs & Co. LLC

UBS Investment Bank

                    , 2017